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                                                                 Exhibit 10.2.9

April 22, 1997


To:               Tom Schneider

From:             Danny Edwards


                               SEVERANCE AGREEMENT

Terms:
If for any reason, other than cause, which shall be defined as gross and willful misconduct, Royal Grip or any successor company, including FM Precision and its affiliates (the "Company") terminates your employment, the Company will provide to you the following severance benefits:

o  Nine months of severance pay paid at time of termination.
o  Nine months of paid coverage under the existing medical and dental plans.
o  Immediate vesting of all nonvested options of the Company.
o The exercise period for all stock options, which is normally 30 days after termination, will be extended for one year.

This agreement shall be applicable to all of the events of termination below:

o  The Company terminates your employment.
o You terminate your employment with the Company because of any of the following:

   o  the Company requires you to relocate from the Phoenix metropolitan area;
   o  the Company reduces your current rate of pay;
   o  the Company demotes you from your current position;
   o the Company gives you authority or functions which are materially less than prior to any merger;
   o  the Company requires you to travel more than ten days per month.

This contract is binding to any purchaser or successor of Royal Grip.



 /s/ Danny Edwards        4/30/97            /s/ Tom Schneider           5/1/97
---------------------------------           -----------------------------------
Danny Edwards                               Tom Schneider
Chairman and CEO                            Vice President - Finance
Royal Grip, Inc.                            Royal Grip, Inc.